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                                                                    EXHIBIT 23.2




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into the previously filed Registration Statements of Republic Industries, Inc. on Form S-3 (Registration Nos. 33-61649, 33-62489, 33-63735, 33-65289, 333-01757, 333-04269, 333-08479,
and 333-18009), Form S-4 (Registration No. 333-17915) and Form S-8 (Registration Nos. 33-93742, 333-07623, and 333-19453) of our report dated February 2, 1996 relating to the consolidated financial statements of National Car Rental System, Inc. and subsidiaries as of and for the five months ended May 31, 1995 and as of and for the years ended December 31, 1994 and 1993 appearing in this Current Report on Form 8-K.



Deloitte & Touche LLP

Minneapolis, Minnesota
January 27, 1997